Exhibit 4.3

Rules

of

The Millicom International Cellular S.A.

2007 Long Term Incentive Plan

Approved by a resolution of the Board of Directors

on 15 March 2007

Contents

1	Interpretation	1
2	Grants under the Performance Share Plan	3
3	Grants under the Co-investment Plan	5
4	Performance Conditions	8
5	Vesting	9
6	Cessation of employment	9
7	Corporate events	11
8	Lapse of Award	12
9	Variation of share capital	12
10	Share capital limit	13
11	Shares issued under Plan	13
12	Tax and social security withholding	13
13	Contractual rights	14
14	Administration	14
15	Amendments	15
16	Notices	16
17	Governing law and jurisdiction	16
18	Termination of Plan	16
First Schedule: the Performance Conditions for Performance Awards
Second Schedule: the Performance Conditions for Matching Awards granted to employees of the Company
Third Schedule: the Performance Conditions for Matching Awards granted to employees of Colombia Movil S.A. ESP
Fourth Schedule: the Performance Conditions for Matching Awards granted to employees of Oasis S.P.R.L.

Rules of the Millicom International Cellular S.A. 2007 Long Term Incentive Plan

1	Interpretation

1.1       Definitions

In these Rules, unless the context otherwise requires, the following words and expressions have the meanings indicated below.

Adoption Date	the date on which the Plan is adopted by the Board;

Announcement Date	the date on which the Company announces its annual or half-yearly results;

Award	a Performance Share Award or a Matching Share Award;

Award Agreement	the agreement entered into by the Company and an Eligible Employee in respect of the grant of an Award;

Board	the board of directors of the Company or a duly authorised committee thereof;

Co-investment Plan	the sub-plan of the Plan which provides for the acquisition of Investment Shares by or on behalf of Eligible Employees and for the grant of Matching Share Awards to those Eligible Employees;

Colombia	Colombia Movil S.A. ESP, the Company’s subsidiary in Colombia;

Company
Millicom International Cellular S.A., incorporated under the laws of Luxembourg, registered with the Luxembourg Register of Trade and Companies under number B 40630, having its registered office located at 15, rue Léon Laval, L-3372 Leudelange, Luxembourg;

Control
in relation to a company, means the power of a person to secure:

(a)        by means of the holding of shares or the possession of voting power in or in relation to that or any other company, whether directly or indirectly, or

(b)        by virtue of any powers conferred by the articles of association or other document regulating that or any other company, or by contract or otherwise,

that the affairs of that company are conducted in accordance with the wishes of that person;

Controlling Shareholder	Investment AB Kinnevik and any of its subsidiaries or affiliates which Control the Company;

Eligible Employee	a director (other than a non-executive director) or a bona–fide employee of any member of the Group;

Grant Date	the date on which the Award Agreement entered into by and between the Company and an Eligible Employee is effective;

Group	the Company and any company under the Control of the Company (including joint Control with another company) from time to time and “member of the Group” shall be construed accordingly;

Investment Date	the date on which Investment Shares are acquired by or on behalf of an Eligible Employee;

Investment Share	a Share acquired by or on behalf of an Eligible Employee or pledged by an Eligible Employee under the Co-investment Plan;

Market Value
of a Share on any day, the closing price of a Share as quoted on the Nasdaq Stock Market for the dealing day immediately preceding such day or, if the Board so decides, an amount equal to the average of the closing prices of a Share, as so quoted, for the three dealing days immediately preceding such day;

Matching Share Award	a conditional right to acquire Shares granted by the Company under Rule 3 to match an Investment Share;

Oasis	Oasis S.P.R.L., the Company’s subsidiary in the Democratic Republic of Congo;

Participant	an individual who holds a subsisting Award or, where the context permits, his legal personal representatives;

Performance Conditions	the performance conditions which determine the extent of Vesting of an Award;

Performance Period	the period determined by the Board and specified in the Award Agreement over which the Performance Conditions normally apply;

Performance Share Award	a conditional right to acquire Shares granted by the Company under Rule 2;

Performance Share Plan	the sub-plan of the Plan which provides for the grant of Performance Share Awards to Eligible Employees;

Plan	the Millicom International Cellular S.A. 2007 Long Term Incentive Plan constituted by these Rules as amended from time to time;

Shares	common shares in the capital of the Company with a par value of US $1.50 each, or any securities representing them;

Unrestricted Shares
Shares owned by an Eligible Employee, including Shares which he has acquired through any employee share plan operated by the Company, but excluding any Shares which are still subject to restrictions under the terms of any such employee share plan and any Shares which are currently Investment Shares;

Variation
any material variation of the share capital of the Company, including but without limitation a capitalisation issue, rights issue, bonus issue, rights offer and a sub division, consolidation or reduction in the capital of the Company;

Vest	a Participant becoming, in accordance with these Rules,

entitled to the Shares subject to an Award and “Vested” and “Vesting” shall be construed accordingly; and

Vesting Date	the date when an Award normally Vests, as stated on the Award Agreement, or such earlier date when the Award Vests pursuant to Rule 6 or 7.

1.2       Construction

In these Rules, unless otherwise specified:

(a)	the contents and headings are inserted for ease of reference only and do not affect their interpretation;

(b)
save as provided for by law a reference to writing includes any mode of reproducing words in a legible form and reduced to paper or electronic format or communication including, for the avoidance of doubt, correspondence via e-mail;

(c)	the singular includes the plural and vice-versa and the masculine includes the feminine; and

(d)	a reference to a statutory provision includes any statutory modification, amendment or re-enactment thereof.

2	Grants under the Performance Share Plan

2.1       Grant offer

Subject to these Rules, the Board shall determine in its absolute discretion when an offer for the grant of Performance Share Awards shall be made, the Eligible Employees to whom such offer shall be made and the terms governing the offer for the grant of such Awards.

2.2       Timing of offer for grants

The Board may make an offer for the grant a Performance Share Award to an Eligible Employee within the period of 42 days following the Adoption Date and thereafter:

(a)	during the 42 days commencing on the dealing day following an Announcement Date; or

(b)	at any time when the Board considers that exceptional circumstances exist which justify the granting of an Award

PROVIDED THAT no offer for the grant of a Performance Share Award may be made after the Plan has terminated, as provided in Rule 18.

2.3       Individual limit

No offer for the grant of a Performance Share Award shall be made to an Eligible Employee if as a result:

(a)	the aggregate Market Value of the Shares subject to all Performance Share Awards to be granted to him during the same financial year of the Company under the Plan

(taking the Market Value at the Grant Date for each Award) would exceed 200 per cent of his annual rate of base salary, or

(b)	the share capital limit in Rule 10 would be exceeded.

2.4       Procedure for grant of Awards and Grant Date

The decision to make an offer for the grant of Performance Share Awards shall be taken by a resolution passed by the Board.

As soon as reasonably practicable after the Board has resolved to make an offer for the grant of a Performance Share Award to an Eligible Employee, the Company shall inform such Eligible Employee by a notice in writing of such offer.

The notice referred to in the above paragraph shall at least include (i) the execution copy of the Award Agreement, duly signed by the Company, and (ii) the date by which the Eligible Employee must accept the offer, which shall be not less than 14 and not more than 28 days after the notice has been given to the Eligible Employee (as determined in accordance with Rule 16.1). If the offer for the grant of the Performance Share Award is not accepted before or on the last day of the period set out in the notice, such offer shall lapse at the end of this period.

The acceptance of the offer for the grant of a Performance Share Award by the Eligible Employee shall be made by executing the Award Agreement referred to in the above paragraph. The acceptance of the offer shall be deemed to occur on the date on which the fully executed copy of the Award Agreement is received by the Company in accordance with Rule 16.3.

2.5       Contents of Award Agreement

An Award Agreement for a Performance Share Award shall:

(i)	be subject to the relevant terms and conditions set forth in these Rules;

(ii)	specify the following:

(a)	the Grant Date;

(b)	the number of Shares subject to the Award;

(c)	the date on which the Award will normally Vest, which shall not be earlier than three years after the date on which the Board resolved to grant the Award under Rule 2.4; and

(d)	the Performance Period, the Performance Conditions and any further conditions applicable to the Award; and

(iii)	be subject to such terms and conditions, as the Board may determine from time to time.

The terms and conditions of an Award Agreement for a Performance Share Award shall be consistent with the terms and conditions specifically required under these Rules.

2.6       Right to refuse Awards

In the event that an Eligible Employee to whom an offer for the grant of a Performance Share Award is made does not accept such offer for whatever reason within the period set out in the notice sent by the Company in accordance with Rule 2.4, the Award shall automatically and without exception be treated, for the purpose of the Plan, as never having been granted. For the avoidance of doubt, no consideration shall be due from the Company to the Eligible Employee for any such refusal or omission to accept within the required timeframe.

2.7       Awards non-transferable

A Performance Share Award shall be personal to the Participant and, subject to Rule 6.2, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Participant purports to transfer, charge or otherwise alienate the Award.

2.8       Participant’s rights over Shares subject to Performance Share Award

For the avoidance of doubt, a Participant shall not become the legal or beneficial owner of the Shares subject to his Performance Share Award until such Shares are issued or transferred to him (or his nominee) by or on behalf of the Company, and until that date the Participant shall not be entitled to any voting, dividend, transfer or other rights attaching to the Shares subject to such Award.

3	Grants under the Co-investment Plan

3.1       Invitation decisions

Subject to these Rules, the Board shall determine in its absolute discretion when invitations to participate in the Co-investment Plan shall be issued, the Eligible Employees to whom such invitations shall be issued and the terms governing such invitations.

3.2       Timing of invitations

The Board may resolve to issue invitations under Rule 3.1 within the period of 42 days following the Adoption Date and thereafter:

(a)	during the 42 days commencing on the dealing day following an Announcement Date; or

(b)	at any time when the Board considers that exceptional circumstances exist which justify issuing such invitations

PROVIDED THAT no resolution to issue such invitations may be made after the Plan has terminated, as provided in Rule 18.

3.3       Individual limits

The maximum aggregate Market Value of Investment Shares which may be acquired by an Eligible Employee during any financial year of the Company, taking the Market Value at the Investment Date, is an amount equivalent to 75 per cent of the Eligible Employee’s annual rate of base salary on the Investment Date.

The maximum number of Shares which may be subject to any Matching Share Award is three times the number of Investment Shares which are being matched by the Award.

3.4       Procedure for invitations

As soon as reasonably practicable after the Board has resolved to issue invitations under Rule 3.1, the Company shall send invitations to participate in the Co-investment Plan to each Eligible Employee selected by the Board.  Each invitation shall state:

(a)	the maximum value, in US dollars, of Investment Shares which the Eligible Employee is being invited to acquire;

(b)	the minimum value, in US dollars, of Investment Shares which the Eligible Employee is being invited to acquire, which shall be half of the maximum value;

(c)
the date by which the Eligible Employee must accept the offer for Investment Shares and Matching Share Awards, which shall be not less than one month and not more than three months after the date of the invitation;

(d)
the anticipated Investment Date, on which the Investment Shares will be acquired, which shall be as soon as practicable after the offer acceptance date in (c) above and any undertaking from the Eligible Employee which is deemed necessary to give effect to Rule 3.10; and

(e)	the maximum ratio of Shares subject to the Matching Share Award to the number of Investment Shares to be acquired by the Eligible Employee.

Subject thereto, an invitation shall be in such form as the Board may determine from time to time.

The Company shall send to the Eligible Employee, together with the invitation, (i) a final draft of the Award Agreement for the Matching Share Award and (ii) any other documents which are required for the purpose of the acquisition of the Investment Shares, such as a subscription form or a transfer form.

3.5       Procedure for acceptance and acquisition of Investment Shares

An Eligible Employee may accept the invitation to participate in the Co-Investment Plan, with respect to the acquisition of Investment Shares, by completing and executing a subscription form or transfer form (as applicable) referred to in Rule 3.4 specifying in particular the value of the Investment Shares which he wishes to acquire and send the Company a payment of such amount.

If such invitation is not accepted by the Eligible Employee on or before the date specified in accordance with paragraph (c) of Rule 3.4, the invitation shall lapse.

The acceptance of such invitation shall be deemed to occur on the date on which the executed subscription form or transfer form (as applicable) is received by the Company in accordance with Rule 16.3.

Upon acceptance of the invitation, the Eligible Employee shall pay to the Company the amount representing the value of the Investment Shares that has been included by the Eligible Employee in the subscription form or the transfer form in accordance with these

Rules.  Alternatively, the Eligible Employee may pledge or otherwise secure the same number of Unrestricted Shares, so that they can be designated as Investment Shares for the purpose of the Co-investment Plan.

If the Company has received payment of the required amount to acquire Investment Shares on or before the date specified in accordance with paragraph (c) of Rule 3.4, the Company shall on the Investment Date issue to the Eligible Employee, or procure the transfer to the Eligible Employee of, the maximum number of Shares which can be acquired with such payment at the Market Value on the Investment Date.

3.6       Procedure for grant of Awards and Grant Date

An Eligible Employee shall accept the invitation to participate in the Co-Investment Plan with respect to the grant of Matching Share Awards by completing and executing the final draft Award Agreement for the Matching Share Awards.

If the invitation to participate in the Co-Investment Plan with respect to the grant of Matching Share Awards is not accepted before or on the date specified in accordance with paragraph (c) of Rule 3.4 in the invitation, such invitation shall lapse as of this date.

The acceptance of the invitation to participate in the Co-Investment Plan with respect to the grant of Matching Share Awards by the Eligible Employee shall be deemed to occur on the date on which the Award Agreement, duly executed by the Eligible Employee, is received by the Company in accordance with Rule 16.3.

3.7       Contents of Award Agreement

An Award Agreement for a Matching Share Award shall:

(i)	be subject to the relevant terms and conditions under the Plan;

(ii)	specify the following:

(a)	the Grant Date;

(b)	the number of Shares subject to the Award;

(c)	the date on which the Award will normally Vest, which shall not be earlier than three years after the date when the Board resolved to issue invitations under Rule 3.1; and

(d)	the Performance Period, the Performance Conditions and any further conditions applicable to the Award, including possible forfeiture in accordance with Rule 3.10.

(iii)	be subject to such terms and conditions as the Board may determine from time to time.

The terms and conditions of an Award Agreement for a Matching Share Award shall be consistent with the terms and conditions specifically required under these Rules.

3.8       Right to renounce Awards

In the event that an Eligible Employee to whom an offer for the grant of a Matching Share Award is made does not accept such offer for whatever reason before or on the date specified in accordance with paragraph (c) of Rule 3.4, the Award shall automatically and without exception be treated, for the purpose of the Plan, as never having been granted. For the avoidance of doubt, no consideration shall be due from the Company to the Eligible Employee for any such refusal or omission to accept within the required timeframe.

3.9       Awards non-transferable

A Matching Share Award shall be personal to the Participant and, subject to Rule 6.2, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Participant purports to transfer, charge or otherwise alienate the Award.

3.10      Effect of transfer of Investment Shares

If a Participant transfers, charges or otherwise alienates any of his Investment Shares (except as provided in the second paragraph of this Rule 3.10) before the Vesting Date for the corresponding Matching Share Award, his rights under such Matching Share Award shall lapse immediately to the extent that the Shares subject to the Matching Share Award matched such Investment Shares.

The Company may take whatever measures it considers appropriate to determine whether or not the Investment Shares continue to be owned by the Participant throughout the period between the Investment Date and such Vesting Date, including the retention of the relevant share certificate or requiring the Participant to transfer the Investment Shares to a trust or other intermediary as nominee.  Any such measures shall not affect the Participant’s right to exercise the rights of a shareholder, including dividend and voting rights, in respect of such Investment Shares, through such trust or other intermediary as nominee.

3.11     Participant’s rights over Shares subject to Matching Share Award

For the avoidance of doubt, a Participant shall not become the legal or beneficial owner of the Shares subject to his Matching Share Award until such Shares are issued or transferred to him (or his nominee) by or on behalf of the Company, and until that date the Participant shall not be entitled to any voting, dividend, transfer or other rights attaching to the Shares subject to such Award.

4	Performance Conditions

4.1       Imposition of Performance Conditions

On the grant of a Performance Share Award or a Matching Share Award, the Board shall impose Performance Conditions and any further conditions on Vesting which the Board determines to be appropriate.  Such conditions shall be set out in, or attached in the form of a schedule to, the Award Agreement.  The Performance Conditions for the first Performance Share Awards following the Adoption Date shall be those set out in the First Schedule to these Rules.  The Performance Conditions for the first Matching Share Awards following the Adoption Date shall be those set out in either the Second, Third or Fourth Schedule to these Rules, depending on the Participant’s employing company.  The Board may change the Performance Conditions for future Awards provided that they remain challenging and are aligned with the interests of the Company’s shareholders.

4.2       Substitution, variation or waiver of Performance Conditions

If an event occurs which causes the Board to consider that the Performance Conditions or any further conditions imposed under Rule 4.1 subject to which an Award has been granted are no longer appropriate, the Board may substitute, vary or waive the terms and conditions of the Award Agreement with respect to the Performance Conditions or the further conditions in such manner as:

(a)	is reasonable in the circumstances; and

(b)	except in the case of waiver, produces a fairer measure of performance and is not materially less difficult to satisfy than were the Performance Conditions immediately before such event occurred.

The Award shall then take effect subject to terms and conditions of the Award Agreement with respect to the Performance Conditions or the further conditions as so substituted, varied or waived.

4.3       Notification of Participants

The Company shall, as soon as reasonably practicable, notify each Participant concerned of any substitution, variation or waiver of the Performance Conditions or further conditions made by the Board under Rule 4.2 and explain how it affects his Award.

5	Vesting

5.1       Vesting of Awards

Subject to Rules 6 and 7, an Award shall Vest on the normal Vesting Date specified on the Award Agreement.  The number of Shares in respect of which the Award Vests shall be determined by the Board as soon as practicable in accordance with the Performance Conditions and any further conditions imposed under Rule 4.1, in their original form or as substituted or varied from time to time.  The Participant shall become irrevocably entitled to the Shares subject to an Award to the extent that the Award has Vested.  To the extent that the Award has not Vested, it shall lapse immediately.

5.2       Delivery of Shares

Subject to any necessary consents, the execution of any relevant agreements or documents by the Participant, as determined by the Board, and to compliance by the Participant with these Rules and the terms of the Award Agreement, the Company shall, as soon as reasonably practicable and in any event not later than 30 days after the Vesting Date of an Award, issue to the Participant, or procure the transfer to the Participant of, the number of Shares in respect of which the Award has Vested.

6	Cessation of employment

6.1       General rule

Subject to the remainder of this Rule 6, an Award may Vest only while the Participant holds an office or employment within the Group and, if a Participant ceases to hold any such office or employment, any Award granted to him which has not Vested shall lapse immediately.  Except where such cessation is for one of the reasons mentioned in Rule 6.2 or 6.3, the Participant shall be deemed to cease to hold such office or employment on the date when he or his employer gives written notice of such cessation.

6.2       Death

Notwithstanding Rules 5.1 and 6.1, if a Participant dies before his Award has Vested the Award shall Vest immediately.  The number of Shares in respect of which the Award Vests shall be determined by the Board as soon as practicable taking account of the Performance Conditions and any other conditions imposed under Rule 4.1 and shall be reduced pro rata to the proportion of the Performance Period which has elapsed at the date of the Participant’s death.

The Company shall issue or procure the transfer to the Participant’s legal personal representatives in accordance with Rule 5.2 the number of Shares in respect of which the Award has Vested.

6.3       Injury, disability, retirement etc

Notwithstanding Rules 5.1 and 6.1, if a Participant ceases to hold any office or employment within the Group before his Award has Vested by reason of:

(a)	injury, ill health or disability;

(b)	early retirement;

(c)	retirement at or after the age at which he is entitled to retire under the applicable legislation;

(d)	the Participant being employed by a company which ceases to be a member of the Group;

(e)	the Participant being employed in an undertaking or part of an undertaking which is transferred to a person who is not a member of the Group; or

(f)	any other special circumstances, at the discretion of the Board the Award shall Vest on a date determined by the Board, which shall be no earlier than the date of such cessation and no later than the normal Vesting Date specified in the Award Agreement.  The number of Shares in respect of which the Award Vests shall be determined by the Board as soon as practicable taking account of the Performance Conditions and any other conditions imposed under Rule 4.1 and shall be reduced pro rata to the proportion of the Performance Period which has elapsed at the date of such cessation.

The Company shall issue to the Participant, or procure the transfer to the Participant of, the number of Shares in respect of which the Award has Vested, in accordance with Rule 5.2.

7	Corporate events

7.1       General offer for Company

Notwithstanding Rule 5.1 but subject to Rule 7.2, if in the judgement of the Board a person (or persons acting in concert) obtains Control of the Company, all Awards shall Vest with effect immediately before such change of Control occurs.  The number of Shares in respect of which each Award Vests shall be determined by the Board as soon as practicable taking account of the Performance Conditions and any other conditions imposed under Rule 4.1 and shall be reduced pro rata to the proportion of the Performance Period which has elapsed at the date when such Control is obtained.

If the change of Control is made by way of the absorption of the Company by another company or entity, by means of a legal merger or otherwise, the Board may resolve that an Award shall not Vest in accordance with the previous paragraph but the Board shall instead procure that the Award be replaced by the grant of an award over shares in such company or entity, which, in the opinion of the Board, is substantially equivalent, in value and in terms and conditions, to the Award, it being understood that such undertaking shall be assigned to the absorbing company or entity.

If all or substantially all the assets and liabilities of the Company are transferred to one (or more) company or entity, which is not under the Control of the Controlling Shareholder, the Board may resolve that all Awards shall Vest in accordance with the first paragraph of this Rule 7.1.  Alternatively, the Board may resolve that an Award shall not Vest but that instead it shall procure that the Award be replaced by the grant of an award over shares in such other company or entity, which, in the opinion of the Board, is substantially equivalent, in value and in terms and conditions, to the Award, it being understood that such undertaking shall be assigned to the absorbing company or entity.

The Company shall issue to the Participant, or procure the transfer to the Participant of, the number of Shares in respect of which the Award has Vested, in accordance with Rule 5.2.

7.2       Reorganisation not involving a change in Control

If as a consequence of a reorganisation, (i) a company (or a similar entity) owns more than 90 per cent of the Shares of the Company, and (ii) the Controlling Shareholder still has Control of the Company, the Board may resolve that all Awards shall Vest immediately in accordance with the terms of Rule 7.1. If all the Awards do not Vest immediately, the Board shall procure that all the Awards be replaced by the grant of an awards over shares in the company (or similar entity) owning more than 90 per cent of the Shares of the Company, which, in the opinion of the Board, is substantially equivalent, in value and in terms and conditions, to the Awards.

In the event that as a consequence of a reorganisation, (i) (a) the Company is absorbed by another company by means of a legal merger or otherwise or (b) the Company is divided into two or more companies (or similar entities) by means of a legal de-merger, a contribution of all its assets and liabilities or otherwise, (ii) the Award Agreements are assigned to any of this/these companies or other entities and (iii) the Controlling Shareholder has Control of this/these companies or other entities, the Board shall procure that all the Awards be replaced by the grant of an award over shares in this/these company or entity, which, in the opinion of the Board, is substantially equivalent, in value and in term and conditions, to the Awards, it being understood that such undertaking shall be assigned to this/these company or entity by the Company together with its assets and liabilities.

7.3       Notification of Participants

The Board shall, as soon as reasonably practicable, notify each Participant of the occurrence, or the likely occurrence, of any of the events referred to in this Rule 7 and explain how this affects his Award.

8	Lapse of Award

An Award shall lapse on the earliest of:

(a)
the Board determining that the Performance Conditions or any further conditions imposed under Rule 4.1 have been satisfied neither in whole nor in part in relation to the Award and can no longer be satisfied either in whole or in part;

(b)	subject to Rule 6, the Participant ceasing to hold an office or employment within the Group;

(c)	the replacement of the Award under Rule 7 (for the avoidance of doubt, this paragraph will not cause any replacement award to lapse);

(d)	the date on which a resolution is passed or an order is made by the court for the winding up of the Company;

(e)	the date on which the Participant becomes bankrupt, enters into a compromise with his creditors generally or purports to transfer, charge or otherwise alienate the Award; and

(f)	in the case of a Matching Share Award, if the Participant transfers, charges or otherwise alienates the corresponding Investment Shares before the Vesting Date of the Matching Share Award.

For the avoidance of doubt, the rights of the Participant over his corresponding Investment Shares shall not be affected by the lapse of a Matching Share Award.  Any measures taken by the Company under Rule 3.10, to determine whether the Investment Shares continue to be beneficially owned, shall not apply after such lapse.

9	Variation of share capital

9.1       Power to amend Award

In the event of a Variation or the payment of a special dividend by the Company, the terms of the Award Agreement with respect to the number of Shares subject to an Award may be amended in such manner as the Board shall determine to be fair and reasonable, having consulted the Company’s professional advisers as appropriate.

9.2       Notification of Participants

The Board shall, as soon as reasonably practicable, notify each Participant of any adjustment made under this Rule 9 and explain how this affects his Award.

10	Share capital limit

10.1     Limit to number of new Shares

An Award may not be granted if the result would be that the aggregate number of Shares issued or issuable under Awards granted under the Plan, between the Adoption Date and its termination under Rule 18, would exceed 5 million (adjusted for any Variations during that period).

10.2     Clarification of limit

For the purpose of the limits contained in Rule 10.1:

(a)	there shall be disregarded any Shares which have been purchased, or the Board has determined will be purchased, in order to satisfy an Award;

(b)	there shall be disregarded any Shares subject to an Award which has lapsed, been renounced or otherwise become incapable of Vesting; and

(c)
any Shares issued to a Participant following the Vesting of an Award shall be taken into account once only (when the Award is granted) and shall not fall out of account when the Shares are issued to the Participant.

11	Shares issued under Plan

11.1     Rights attaching to Shares

All Shares issued to Participants under the Plan (whether directly to the Participant or indirectly via a trustee or other intermediary) shall, as to voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the Shares of the same class in issue at the date of issue save as regards any rights attaching to such shares by reference to a record date prior to the date of such issue.

11.2     Availability of Shares

The Board shall at all times have the authority under the articles of association of the Company to (i) issue Shares to satisfy all Awards which the Board has determined will be satisfied by the issue of Shares (whether directly to the Participant or indirectly via a trustee or other intermediary) and (ii) to waive the preferential subscription rights of the existing shareholders of the Company with respect to the issue of Shares to satisfy the grant of any such Awards by the Company.  Prior to making an Award which will be satisfied by the transfer of Shares, the Board shall ensure that the Company has obtained the agreement of a trustee or other intermediary on the procedures for funding the acquisition of and delivery of such Shares.

12	Tax and social security withholding

Where, in relation to an Award granted under the Plan, a member of the Group is liable, or is in accordance with current practice believed by the Company to be liable, to account to any revenue or other authority for any sum in respect of any tax or social security liability of the Participant, the Shares subject to an Award which has Vested may not be issued or transferred to the Participant (as the case may be) unless the Participant has beforehand paid to the member of the Group an amount sufficient to discharge the liability.

Alternatively, the Participant may, by agreement with the member of the Group, enter into some other arrangement to ensure that such amount is available to it (whether by authorising the sale of some or all of the Shares subject to his Award and the payment to the member of the Group of the requisite amount out of the proceeds of sale or otherwise).

13	Contractual rights

Notwithstanding any other provision of the Plan:

(a)	the Plan shall not form part of any contract of employment between any member of the Group and an Eligible Employee;

(b)	unless expressly so provided in his contract of employment, an Eligible Employee has no right to be granted an Award;

(c)
the benefit to an Eligible Employee of participation in the Plan (including, in particular but not by way of limitation, any Awards held by him) shall not form any part of his remuneration or count as his remuneration for the purpose of any employer’s contribution to any pension or other benefit scheme operated by a member of the Group; and

(d)
if an Eligible Employee ceases to hold an office or employment within the Group, he shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any Awards held by him which lapse by reason of his ceasing to hold an office or employment within the Group) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise.

By accepting the grant of an Award and not renouncing it, a Participant is deemed to have agreed to the provisions of this Rule 13.

14	Administration

14.1     Board responsible for administration

The Board shall be responsible for, and shall have the conduct of, the administration of the Plan. The Board may from time to time make or amend regulations for the administration of the Plan provided that such regulations shall not be inconsistent with these Rules.

14.2     Board’s decision final and binding

The decision of the Board shall be final and binding in all matters relating to the administration of the Plan, including but not limited to the resolution of any dispute concerning, or any inconsistency or ambiguity in, these Rules or any document used in connection with the Plan.

14.3     Discretionary nature of Awards

All Awards shall be granted entirely at the discretion of the Board.

14.4     Provision of information

The Participant shall provide to a member of the Group as soon as reasonably practicable such information as the member of the Group reasonably requests for the purpose of complying with its tax and social security withholding and reporting obligations.

14.5     Shareholder communications

The Company may send to Participants copies of any notice or other document sent by the Company to its shareholders generally.

14.6     Costs

The costs of introducing and administering the Plan shall be met by the Company. The Company shall be entitled, if it wishes, to charge an appropriate part of such costs to another member of the Group. The Company shall also be entitled, if it wishes, to charge to another member of the Group the opportunity cost of issuing Shares under the Plan to a Participant employed by that member.

14.7     Variation of Plan for foreign territories

The Company may make such modifications to the Plan as are necessary or expedient to take account of local tax, exchange control, securities laws or other regulations in any jurisdiction (a “Modified Plan”).  The limit on the number of Shares which may be subject to Awards as set out in Rule 10 shall apply so as to limit the number of Shares which may be made subject to Awards granted under a Modified Plan and Shares subject to Awards granted under a Modified Plan shall be included for the purpose of the limit set out in Rule 10.

15	Amendments

15.1     Power to amend Rules

The Board may from time to time amend these Rules.  No such amendment shall adversely affect the rights of an existing Participant, except as provided in Rule 15.2.

15.2     Rights of existing Participants

Without prejudice to the terms of Rule 4.2, the Board may resolve to propose to amend the terms of an Award Agreement to which a Participant is a party.  The proposal shall be made by notice in writing to the Participant and such notice shall specify the period within which the Participant must accept or refuse the proposal.

If the Company has not received from the Participant a written notice pursuant to which the proposal is accepted or rejected before or on the last day of the period of acceptance, the Participant will be deemed to have rejected the proposal.

If the Participant rejects the proposal, the Company shall have the right to terminate the Award Agreement to which the Participant is a party, with immediate effect, within a period of 6 months starting on the last day of the period of acceptance.

If the Participant accepts the proposal, the Award shall then take effect subject to terms and conditions of the Award Agreement as amended in accordance with this Rule 15.2.

16	Notices

16.1     Notice by Company

Save as provided for by law any notice, document or other communication given by, or on behalf of, the Company to any person in connection with the Plan shall be deemed to have been duly given if delivered by hand or sent by e-mail or fax to him at his place of work, if he is employed within the Group if sent by e-mail to such e-mail address as may be specified from time to time, or sent through the post in a pre-paid envelope to the postal address last known to the Company to be his address and, if so sent, shall be deemed to have been duly given on the third calendar day after the date of posting.

16.2     Deceased Participants

Save as provided for by law any notice, document or other communication so sent to a Participant shall be deemed to have been duly given notwithstanding that such Participant is then deceased (and whether or not the Company has notice of his death) except where his personal representatives have established their title to the satisfaction of the Company and supplied to the Company an e-mail or postal address to which notices, documents and other communications are to be sent.

16.3     Notice to Company

Save as provided for by law any notice, document or other communication given to the Company in connection with the Plan shall be delivered by hand or sent by e-mail, fax or post to the Company Secretary at the Company’s registered office or such other e-mail or postal address as may from time to time be notified to Participants but shall not in any event be duly given unless it is actually received at the registered office or such e-mail or postal address.

17	Governing law and jurisdiction

The formation, existence, construction, performance, validity and all aspects whatsoever of the Plan, any term of the Plan and any Award granted under it shall be governed by the laws of the Grand-Duchy of Luxembourg.  The Luxembourg courts shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan.

18	Termination of Plan

The Plan shall terminate 10 years after the Adoption Date or on such earlier date as the Board shall determine.  Following the termination of the Plan, no further Awards shall be granted pursuant to Rule 2 or 3 but the subsisting rights and obligations of Participants will not thereby be affected.